Exhibit 99.1

Synchrony Announces Resignation of Will Graylin from Board of Directors

STAMFORD, Conn. – September 2, 2022 – Synchrony (NYSE: SYF), a premier consumer financial services company, today announced Will Graylin has resigned from its Board of Directors. Graylin is leaving to focus on leading OV Loop, an everywhere-commerce super-app company he founded, and Indigo Tech, a next generation EV company powered by road sensing smart-wheels, where he serves as Chairman and Chief Executive Officer. Graylin, who has been a Synchrony Board member since 2015, has no disagreements with the Company and is leaving on good terms.

“On behalf of our Board and Synchrony’s leadership team, we thank Will for his service and commitment to the Company,” said Margaret Keane, Executive Chair of the Synchrony Board of Directors. “We greatly appreciate his entrepreneurial spirit and the expertise he shared in mobile and digital payments technologies. We wish him well in his future endeavors.”

About Synchrony
Synchrony (NYSE: SYF) is a premier consumer financial services company delivering one of the industry’s most complete digitally-enabled product suites. Our experience, expertise and scale encompass a broad spectrum of industries including digital, health and wellness, retail, telecommunications, home, auto, outdoor, pet and more. We have an established and diverse group of national and regional retailers, local merchants, manufacturers, buying groups, industry associations and healthcare service providers, which we refer to as our “partners.” We connect our partners and consumers through our dynamic financial ecosystem and provide them with a diverse set of financing solutions and innovative digital capabilities to address their specific needs and deliver seamless, omnichannel experiences. We offer the right financing products to the right customers in their channel of choice. For more information, visit www.synchrony.com and Twitter: @Synchrony.

Contacts: Kathryn Miller
Investor Relations
203.585.6291
InvestorRelations@syf.com

Michelle Blaya
Media Relations
626.250.1415
Michelle.Blaya@syf.com